UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 18, 2010

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry into a Material Definitive Agreement.

Entry into Lease Amendment

On August 18, 2010, DexCom, Inc. (DexCom), entered into a First Amendment to Office Lease (the “Agreement”) with Kilroy Realty, L.P. with respect to facilities in the buildings at 6340 Sequence Drive and 6310 Sequence Drive, each in San Diego, California (the “Buildings”).

Under the Agreement, DexCom has leased approximately 102,844 square feet of space in the Buildings, and retains the right and obligation to lease an additional 25,971 square feet in the Buildings. The lease term extends through November 30, 2016. The annual rent payable by DexCom under the Agreement will be as follows:

Period	Annual Rent Amount
9/1/10 - 8/31/11	$1,870,651.20
9/1/11 - 8/31/12	$1,938,481.32
9/1/12 - 8/31/13	$2,473,509.03
9/1/13 - 8/31/14	$2,561,322.94
9/1/14 - 8/31/15	$2,638,567.92
9/1/15 - 8/31/16	$2,717,470.63
9/1/16 - 11/30/16	$699,500.88

In addition, under the Agreement, DexCom is obligated to pay a share of the real estate taxes and operating costs for the Buildings. The total obligation for rent under the life of the lease is $14,899,503.93, excluding real estate taxes and operating costs.

Provided DexCom is not in default under the Agreement and the Agreement is still in effect, DexCom generally has the right to extend the lease for an additional five years by giving notice to the landlord prior to the end of the initial term of the lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/S/ JOHN LISTER
John Lister
V.P. of Legal Affairs

Date: August 23, 2010